United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2022

RCI HOSPITALITY HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	001-13992	76-0458229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10737 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RICK	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

On January 25, 2022, our wholly-owned subsidiary RCI Holdings, Inc. (“RCI Holdings”) closed a term loan with Centennial Bank for $18.74 million (the “Loan”). The primary purpose of the Loan is to provide additional funds for working capital.

Subject to the terms and conditions of the Loan documentation, including without limitation the Loan Agreement entered into between RCI Holdings and Centennial Bank on January 25, 2022 and the Note (described below), the primary terms of the Loan are as follows:

●	The Loan is evidenced by a Promissory Note (the “Note”) that evidences the total amount of $18,740,000 with a term of 10 years. The first five years have a fixed interest rate of 5.25%, upon the conclusion of which (the “Adjustment Date”), the interest rate will adjust to a rate equal to the then weekly average yield on U.S. Treasury Securities plus 398 basis points (but not less than 5.25%). The Note is payable in monthly payments of principal and interest of $126,265.21, based upon a 20-year amortization period, with the balance of the entire principal amount together with all accrued and unpaid interest due and payable in full after 10 years.

●	The Note is subject to a scaled prepayment penalty for the first eight years of the term of the Loan, ranging from five to two percent.

●	RCI Holdings paid total settlement charges at closing of approximately $350,000, which amount includes a loan fee to Centennial Bank and expenses and third-party costs of Centennial Bank, such as appraisals, inspections and legal fees, of approximately $266,000. The remainder of the settlement charges include expenses incurred by RCI Holding in connection with the Loan, such as title company costs. Our legal fees and certain other expenses related to the Loan were not included or paid out of settlement charges at closing.

●	The Loan is secured by 11 real estate properties of RCI Holdings and all rights in connection therewith, pursuant to certain deeds of trust and mortgages (the “Properties”).

●	RCI Hospitality Holdings, Inc. and Eric Langan, personally, are each guaranteeing the Loan, jointly and severally.

●	RCI Holdings provided Centennial Bank a right of first refusal for future financings of real estate of RCI Holdings.

●	There is a partial release provision that provides RCI Holdings the right to have any of the Properties released from the deeds of trust and mortgages upon the sale of a Property to an unrelated third party, subject to certain terms and conditions, including without limitation the then loan-to-value ratio of the Loan is not greater than 70%.

●	The Loan Agreement contains a negative covenant under which we have agreed to not pay out any dividends or distributions; provided that, we are permitted to continue to pay our quarterly dividend in the amount of $0.04 per share per quarter ($0.16 per year) unless the debt service coverage falls below 1.40X for three consecutive quarters, in which event such quarterly dividend must be suspended until such time as the 1.40X debt service coverage is achieved.

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The descriptions above of the Loan documentation, including the Note, Loan Agreement, Absolute Unconditional and Continuing Guaranty of RCI Hospitality Holdings, Inc. and Absolute Unconditional and Continuing Guaranty of Eric S. Langan, are qualified in their entirety by reference to the terms of such documents, copies of which are filed hereto as Exhibits 4.01, 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

The Exhibits included herewith have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about us or our subsidiaries and affiliates. The Exhibits contain representations and warranties certain parties made solely for the benefit of such parties. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of those documents. Moreover, certain representations and warranties in the Exhibits were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties, rather than establishing matters as facts. Accordingly, the representations and warranties in the Exhibits should not be relied on by any persons as characterizations of the actual state of facts about us, RCI Holdings or any other parties to the Exhibits at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Exhibits, which subsequent information may or may not be fully reflected in our public disclosures.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth above under Item 1.01 of this current report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

No.	Exhibit

4.01	Promissory Note for $18,740,000

10.01	Loan Agreement between RCI Holdings, Inc. and Centennial Bank

10.02	Absolute Unconditional and Continuing Guaranty of RCI Hospitality Holdings, Inc.

10.03	Absolute Unconditional and Continuing Guaranty of Eric S. Langan

99.1	Press release dated January 26, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCI Hospitality Holdings, INC.

Date: January 27, 2022	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer

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